EXHIBIT 2









                      AGREEMENT AND PLAN OF MERGER


                                 Among


                            ING Groep N.V.,


                          PFHI Holdings, Inc.


                                 and


                      Equitable of Iowa Companies





                       Dated as of July 7, 1997























                      Table of Contents

     RECITALS

                          ARTICLE I

             The Merger; Closing; Effective Time

     1.1. The Merger
     1.2. Closing
     1.3. Effective Time

                          ARTICLE II

           Certificate of Incorporation and By-Laws of the SurvivingCorporation

     2.1. The Certificate of Incorporation
     2.2. The By-Laws

                          ARTICLE III

                    Officers and Directors
                 of the Surviving Corporation

     3.1. Directors
     3.2. Officers

                          ARTICLE IV

             Effect of the Merger on Capital Stock;
                   Exchange of Certificates

     4.1. Effect on Capital Stock
          (a)  Merger Consideration
          (b)  Cancellation of Shares
          (c)  Merger Sub
     4.2. Allocation of Merger Consideration; Election
          Procedures
          (a)  Allocation
          (b)  Election Procedures
          (c)  Distributions with Respect to
               Unexchanged Shares
          (d)  Transfers
          (e)  Fractional ADSs
          (f)  Termination of Exchange Fund
          (g)  Lost, Stolen or Destroyed Certificates
          (h)  Affiliates
     4.3. Dissenters' Rights
     4.4. Adjustments to Prevent Dilution

                          ARTICLE V

                Representations and Warranties

     5.1. Representations and Warranties of the Company
          (a)  Organization, Good Standing and
               Qualification
          (b)  Capital Structure
          (c)  Corporate Authority; Approval and
               Fairness
          (d)  Governmental Filings; No Violations
          (e)  Company Reports; Financial Statements;
               Statutory Statements
          (f)  Absence of Certain Changes
          (g)  Litigation and Liabilities
          (h)  Employee Benefits
          (i)  Compliance with Laws; Permits
          (j)  Takeover Statutes
          (k)  Environmental Matters
          (l)  Tax Matters
          (m)  Taxes
          (n)  Labor Matters
          (o)  Insurance
          (p)  Intellectual Property
          (q)  Brokers and Finders
          (r)  No Regulatory Disqualifications
          (s)  Assets
          (t)  Computer Technology
          (u)  Insurance Business
          (v)  Liabilities and Reserves
          (w)  Separate Accounts; Investment Advisor
          (x)  Rights Agreement
          (y)  Investigation by the Company
     5.2. Representations and Warranties of Parent and
          Merger Sub
          (a)  Capitalization of Merger Sub
          (b)  Organization, Good Standing and
               Qualification
          (c)  Capital Structure
          (d)  Corporate Authority
          (e)  Governmental Filings; No Violations
          (f)  Parent Reports; Financial Statements;
               Statutory Statements
          (g)  Absence of Certain Changes
          (h)  Litigation and Liabilities
          (i)  Compliance with Laws
          (j)  Tax Matters
          (k)  Brokers and Finders
          (l)  Available Funds
          (m)  Taxes and Tax Returns
          (n)  Collective Bargaining
          (o)  Parent Ownership of Company Common Stock
          (p)  Interim Operations of Merger Sub
          (q)  Investigation by Parent
          (r)  No Regulatory Disqualifications

                          ARTICLE VI

                          Covenants

     6.1. Company Interim Operations
     6.2. Parent Interim Operations
     6.3. Acquisition Proposals
     6.4. Information Supplied
     6.5. Shareholders Meeting
     6.6. Filings; Other Actions; Notification
     6.7. Taxation
     6.8. Access
     6.9. Affiliates
     6.10.Stock Exchange Listing and De-listing
     6.11.Publicity
     6.12.Stock Options; Performance Awards; Cash Awards
          and Restricted Stock
     6.13.Expenses
     6.14.Indemnification; Directors' and Officers'
          Insurance
     6.15.Other Actions by the Company and Parent
          (a)  Takeover Statute
          (b)  Dividends
     6.16.Directors
     6.17.Benefit Plans
     6.18.Pension Plan Stock Election
     6.19.Parent Annual Report

                          ARTICLE VII

                          Conditions

     7.1. Conditions to Each Party's Obligation to Effect the Merger
          (a)  Shareholder Approval
          (b)  NYSE Listing
          (c)  Regulatory Consents
          (d)  Litigation
          (e)  F-4
          (f)  Blue Sky Approvals
     7.2. Conditions to Obligations of Parent and Merger Sub
          (a)  Representations and Warranties
          (b)  Performance by the Company
          (c)  Consents Under Agreements
          (d)  Tax Opinion
          (e)  Affiliates Letters
          (f)  Accountant's Letter
          (g)  Rights Agreement
          (h)  Average Closing Price
     7.3. Conditions to Obligation of the Company
          (a)  Representations and Warranties
          (b)  Performance of Obligations of Parent and
               Merger Sub
          (c)  Consents Under Agreements
          (d)  Tax Opinion
          (e)  Legal Opinion
          (f)  Accountant's Letter
          (g)  Average Closing Price

                          ARTICLE VIII

                          Termination

     8.1. Termination by Mutual Consent
     8.2. Termination by Either Parent or the Company
     8.3. Termination by the Company
     8.4. Termination by Parent
     8.5. Effect of Termination and Abandonment

                          ARTICLE IX

                   Miscellaneous and General

     9.1. Survival
     9.2. Modification or Amendment
     9.3. Waiver of Conditions
     9.4. Counterparts
     9.5. Governing Law and Venue; Waiver of Jury Trial
     9.6. Notices
     9.7. Entire Agreement; No Other Representations
     9.8. No Third Party Beneficiaries
     9.9. Obligations of Parent and of the Company
     9.10. Severability
     9.11. Interpretation
     9.12. Assignment

     Exhibit A    -     List of Executive Officers of the Company

     Exhibit B    -     List of Executive Officers of Parent

     Exhibit C    -     7.3(d) Opinion

     Exhibit D-1  -     7.3(e) Opinion

     Exhibit D-2  -     7.3(e) Opinion






































                     AGREEMENT AND PLAN OF MERGER


               AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of July 7, 1997, among Equitable of Iowa Companies, an Iowa corporation (the "COMPANY"), ING Groep N.V., a Netherlands corporation ("PARENT"), and PFHI Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("MERGER Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").


                              RECITALS

               WHEREAS, the respective boards of directors of Merger Sub and the Company have approved this Agreement and adopted the plan of merger set forth herein whereby the Company will merge with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the "MERGER");

               WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regula-tions promulgated thereunder (collectively the "CODE"); and

               WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

               NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                          ARTICLE I

             The Merger; Closing; Effective Time

               1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Iowa Business Corporation Act, as amended (the "BCA"), and the Delaware General Corporation Law (the "DGCL").

               1.2. CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Sullivan & Cromwell, 1701 Pennsylvania Avenue, N.W., Washington, D.C. 20006 at 9:00 a.m., e.s.t., on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agree-ment or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

               1.3. EFFECTIVE TIME. As soon as practicable following the Closing, Merger Sub will (i) deliver to the Secretary of State of Iowa for filing pursuant to BCA Section 1105 articles of merger (the "ARTICLES OF MERGER") and (ii) cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the later of the following actions shall have been completed: (i) at the time when the Articles of Merger are effective and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "EFFECTIVE TIME").


                         ARTICLE II

          Certificate of Incorporation and By-Laws of the Surviving Corporation

               2.1. THE CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER") except that the First Article thereof shall be amended to change the name of Merger Sub to Equitable of Iowa Companies, until duly amended as provided therein or by applicable law.

               2.2. THE BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.


                         ARTICLE III

                   Officers and Directors
                of the Surviving Corporation

               3.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

               3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.


                         ARTICLE IV

           Effect of the Merger on Capital Stock;
                  Exchange of Certificates

               4.1. EFFECT ON CAPITAL STOCK.  At the Effective
     Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a)  MERGER CONSIDERATION.  Subject to
     Section 4.2, each share of the Common Stock, no par value, of the Company (a "SHARE" or, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares held directly by Parent or Shares that are owned by the Company or any Subsidiary of the Company (other than 112,000 Shares owned by Equitable Life Insurance Company of Iowa in connection with the funding of a phantom stock bonus arrangement and 600,000 shares owned by the Equitable Life Insurance Company of Iowa Pension Plan (collectively, "Benefit Shares")) and in each case not held on behalf of third parties or Shares ("DISSENTING SHARES") that are owned by shareholders ("DISSENTING SHAREHOLDERS") exercising rights as dissenters pursuant to Division XIII of the BCA (collectively, "EXCLUDED SHARES")) shall be converted into, and become exchangeable for, at the election of the holder thereof, either (i) $68 in cash (the "CASH CONSIDERATION") or (ii) that number of American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts (with each ADS representing one Bearer Depositary Receipt ("BEARER RECEIPT"), each of which in turn represents an interest in one Ordinary Share, nominal value NLG 1 per Ordinary Share, of Parent ("PARENT SHARES")) (the "STOCK CONSIDERATION") equal to the number (the "CONVERSION NUMBER") derived by dividing $68 by the average closing prices per ADS as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source) for the ten trading days (the "AVERAGING PERIOD") ending on the last trading day prior to the Closing Date, PROVIDED that (x) if the Average Closing Price is less than $40.2864 the Conversion Number shall be 1.6879 and (y) if the Average Closing Price is greater than $54.5052 the Conversion Number shall be 1.2476. The Cash Consideration and the Stock Consideration are sometimes hereinafter collectively referred to as the "MERGER CONSIDERATION". At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate representing any of such Shares (other than Excluded Shares) (a "CERTIFICATE") shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional ADSs into which such Shares have been converted pursuant to this
     Section 4.1(a) and any dividends or other distributions pursuant to Section 4.2(c).

               (b) CANCELLATION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time and owned directly by Parent or by the Company or any Subsidiary of the Company (other than Benefit Shares or Shares that are in each case held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

               4.2. ALLOCATION OF MERGER CONSIDERATION; ELECTION
     PROCEDURES.

               (a) ALLOCATION. The maximum number of Shares to be converted into the right to receive Cash Consideration in the Merger (the "CASH ELECTION NUMBER") shall be less than
     (i) 50 percent of the number of Shares issued and outstand-ing immediately prior to the Effective Time less the number of Shares to be canceled in accordance with Section 4.1(b) less (ii) the number of Dissenting Shares, if any, that are not to be treated as Non-Election Shares (as defined in Section 4.2(b)(ii)) pursuant to Section 4.3 and the aggre-gate number of shares which entitle the holders thereof to receive cash in lieu of fractional ADSs, pursuant to Section 4.2(e). The maximum number of Shares to be converted into the right to receive Stock Consideration in the Merger (the "STOCK ELECTION NUMBER") shall be equal to 60 percent of the number of Shares issued and outstanding immediately prior to the Effective Time less the number of Shares to be canceled in accordance with Section 4.1(b). In connection with the foregoing percentages, any Shares owned directly by Parent which are canceled in accordance with Section 4.1(b) shall be considered Cash Election Shares (as hereinafter defined) and, to the extent any Shares beneficially owned by Parent are not canceled and are Stock Election Shares (as hereinafter defined), the Stock Election Number shall be so increased.

               (b)  ELECTION PROCEDURES.

               (i) As of the Effective Time, Parent shall, with the Company's prior approval, which shall not be unreasonably withheld, appoint an agent to act as an exchange agent (the "EXCHANGE AGENT") for the purpose of issuing the Merger Consideration and any dividends or other distributions with respect to the ADSs to be issued or paid pursuant to Sections 4.1 and 4.2(c)(such cash and American Depositary Receipts representing ADSs, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). At or prior to the Effective Time, Parent shall make available or cause to be made available to Morgan Guaranty Trust Company of New York, as depositary under the Amended and Restated Deposit Agreement, dated as of June 2, 1997 (the "DEPOSITARY"), the Bearer Receipts to be represented by the ADSs referred to in Section 4.1(a) and will cause such Depositary to make available ADSs to the Exchange Agent. Promptly following the Effective Time, Parent shall cause to be made available to the Surviving Corporation all cash required for the Exchange Fund.

               (ii) Subject to allocation and proration in accor-dance with the provisions of this Section 4.2, each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) the Cash Consideration (a "CASH ELECTION") or (y) the Stock Consideration (a "STOCK ELECTION") or (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "NON-ELECTION"). Shares in respect of which a Non-Election is made (including Shares in respect of which such an election is deemed to have been made pursuant to this Section 4.2 and Section 4.3, collectively, "NON-ELECTION SHARES") shall be deemed by Parent, in its sole and absolute discretion, subject to Sections 4.2(b)(v)-(vii), to be, in whole or in part, Shares in respect of which Cash Elections or Stock Elections have been made.

               (iii) Elections pursuant to Section 4.2(b)(ii) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a "FORM OF ELECTION") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other than holders of Excluded Shares), no later than 20 days before the anticipated Closing Date. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be
     (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., e.s.t., on the business day that is four trading days following the Closing Date (which date shall be publicly announced by Parent on the Closing Date) (the "ELECTION DEADLINE") and (y) accompanied by the Certificate(s) representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., PROVIDED that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). The Company shall use its best efforts to make a Form of Election available to all Persons (as defined below) who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 4.2(b)(iii) and the Election Deadline. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

               As used in this Agreement, the term "PERSON" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or any agency or political subdivision thereof.

               (iv) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall promptly be returned without charge to the Person submitting the same.

               (v) In the event that the aggregate number of Shares in respect of which Cash Elections have been made (collectively, the "CASH ELECTION SHARES") exceeds the Cash Election Number, all shares in respect of which Stock Elections have been made (the "STOCK ELECTION SHARES") and all Non-Election Shares (which, in such event, shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive the Stock Consideration, and all Cash Election Shares shall be converted into the right to receive the Stock Consideration or the Cash Consideration in the following manner:

               (A)  Cash Election Shares shall be deemed
         converted to Stock Election Shares, on a pro-rata basis for each holder of record of Shares with respect to those Shares, if any, of such holder of record that are Cash Election Shares, so that the number of Cash
         Election Shares remaining after such conversion shall equal as closely as practicable the Cash Election
         Number, and all such Cash Election Shares so converted shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional ADSs);
         and

               (B) the remaining Cash Election Shares shall be converted into the right to receive the Cash
         Consideration.

               (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares (which, in such event, shall be deemed to be Shares in respect of which Cash Elections have been made) shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Stock Consideration or the Cash Consideration in the following manner:

               (A)  Stock Election Shares shall be deemed
         converted into Cash Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares remaining after such conversion shall equal as closely as practicable the Stock Election Number, and all such Shares so converted shall be converted into the right to receive the Cash Consideration; and

               (B) the remaining Stock Election Shares shall be converted into the right to receive the Stock Consid-eration (and cash in lieu of fractional ADSs).

               (vii) In the event that neither clause (v) nor clause (vi) of this Section 4.2(b) is applicable, Non-Election Shares shall be deemed Cash Election Shares, on a pro-rata basis for each record holder of Non-Election Shares, so that the total Cash Election Shares equals as closely as practicable the Cash Election Number and any remaining Non-Election Shares shall be deemed Stock Election Shares, and (x) all Stock Election Shares and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests), and (y) all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive the Cash Consideration.

               (viii) The Exchange Agent, in consultation with
     Parent and the Company, shall make all computations to give effect to this Section 4.2.

               (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No Person holding a Certificate will be entitled after the Effective Time to receive any dividend or distribution that may be declared or paid in respect of ADSs receivable by such Person upon conversion of Shares represented by such Certificate in the Merger until such Certificate is surrendered in exchange for the Merger Consideration as provided herein, at which time any dividends with a record date after the Effective Time with respect to ADSs shall, subject to applicable law, be paid without interest to such Person as though he had been a record holder of such ADSs at the time of such record date.

               (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

               (e) FRACTIONAL ADSs. Notwithstanding any other provision of this Agreement, no fractional ADS will be issued and any holder of Shares entitled to receive a fractional ADS but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in an ADS based on the Average Closing Price.

               (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and the ADSs made available to the Exchange Agent) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be paid or, with respect to the ADSs, delivered to Parent. Any shareholders of the Company who have not theretofore complied with this
     Article IV shall thereafter look only to Parent and Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to
     Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

               (h) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.9) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in
     Section 6.9 hereof.

               4.3.  DISSENTERS' RIGHTS.  No Dissenting
     Shareholder shall be entitled to the Merger Consideration or cash in lieu of fractional ADSs or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have failed to perfect or shall have lost such holder's right to dissent from the Merger under the BCA, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Sec-tion 1302 of the BCA with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as Non-Election Shares. The Company shall give Parent (i) prompt notice of any written demands for fair value and any other instruments served pursuant to applicable law received by the Company relating to shareholders' rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the BCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares or offer to settle or settle any such demands.

               4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of ADSs or securities convertible or exchangeable into or exercisable for Parent Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split, share combination, stock dividend (other than a regular interim or final stock dividend) or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Stock Consideration shall be equitably adjusted.


                          ARTICLE V

               Representations and Warranties

               5.1. REPRESENTATIONS AND WARRANTIES OF THE
     COMPANY. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Sub that (the words "to the Knowledge of the Company" or to "the Company's Knowledge" and any words of similar import shall mean that any one of the persons listed in Exhibit A has actual knowledge of the matter; PROVIDED, HOWEVER, when such representations and warranties are given as of the Closing Date as conditions to Closing, such words shall mean to the actual knowledge of such persons after inquiry):

               (a) ORGANIZATION, GOOD STANDING AND QUALIFICA-TION. (i) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' articles of incorporation and by-laws or other comparable governing instruments, each as amended to date. The Company's and its Subsidiaries' articles of incorporation and by-laws so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

               As used in this Agreement, the term
     (x) "SUBSIDIARY" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (y) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, prospects, properties, business or results of operations of the Company and its Subsidiaries taken as a whole (PROVIDED, HOWEVER, that a material adverse effect on the prospects of the Company shall be deemed to exist only to the extent a development or combination of developments have occurred and are reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company), excluding developments affecting the insurance industry generally, or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

               (ii) The Company conducts its insurance operations through Equitable Life Insurance Company of Iowa, USG Annuity & Life Company, Golden American Life Insurance Company, First Golden American Life Insurance Company of New York and Equitable American Insurance Company (collectively with the Company, the "COMPANY INSURANCE COMPANIES"). The Company Disclosure Letter sets forth the states where the Company Insurance Companies are domiciled or "commercially domiciled" for insurance regulatory purposes and such other states where the transactions contemplated by this Agreement will require Parent to obtain "change in control" approvals from state insurance regulators. Each of the Company Insurance Companies is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and
     (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined), except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to result in a Company Material Adverse Effect.

               (iii) Except for the Company's Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

               (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 70,000,000 Shares, of which 32,165,436 Shares were outstanding as of the close of business on July 7, 1997, and 2,500,000 shares of serial Preferred Stock, no par value (the "PREFERRED SHARES"), of which no shares were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Section 5.01(b) of the Company Disclosure Letter contains a correct and complete list of all shares reserved for issuance and, if applicable, each outstanding option or other right ((each a "COMPANY OPTION"), including the holder, date of grant, exercise price and number of Shares subject thereto) as of the execution hereof to purchase Shares under (i) the Company's 1982 Stock Incentive Plan, Restated and Amended 1992 Stock Incentive Plan, Non-Employee Directors' Stock Option Plan and Discretionary Stock Bonus Plan (the "STOCK PLANS") and (ii) the Company's Dividend Reinvestment and Stock Purchase Plans and the Company's Stock Purchase Plan. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no Shares authorized, reserved, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("VOTING DEBT").

               (c)  CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.
     (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "COMPANY REQUISITE VOTE"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

               (ii) The board of directors of the Company (A) has adopted the plan of merger set forth herein and approved this Agreement and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, J.P. Morgan Securities Inc., to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company's board of directors and may not be relied on by Parent or Merger Sub.

               (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.
     (i)  Other than the filings and/or notices (A) pursuant to
     Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) to comply with state securities or "blue-sky" laws, (D) required to be made with the NYSE and
     (E) the filing of appropriate documents with, and the approval of, the respective Commissioners of Insurance of Iowa, Delaware, New York, Oklahoma, Florida, Michigan and New Hampshire, and such consents as may be required under the insurance laws of any state in which the Company, Parent or any of their respective Subsidiaries is domiciled or does business, no filings or notices are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

               (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation, whether written or oral ("CONTRACTS" and individually, a "CONTRACT"), binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract, except, in the case of clause
     (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect and except that the Company must obtain (Y) the affirmative vote of the variable annuity contract holders and variable life policyholders (collectively, the "CONTRACT HOLDERS") where contracts and policies are funded by investments in the Equi-Select Series Trust ("ES TRUST") or the GCG Trust ("GCG TRUST") (collectively the "TRUSTS") approving a new investment advisory agreement between ES Trust and Equitable Investment Services, Inc. ("EISI"), a new management agreement between GCG Trust and Directed Services, Inc. ("DSI"), and new sub-advisory agreements between ES Trust, EISI and the Sub-Advisers, and new portfolio management agreements between GCG Trust, DSI and the Portfolio Managers, (all as those parties are defined in the currently effective prospectuses of the Trusts), containing the same terms and conditions as the current Investment Advisory Agreement, Management Agreement, Sub-Advisory Agreements and Portfolio Management Agreements (each such term as defined in the currently effective prospectuses of the Trusts), respectively, except for dates of execution, effectiveness and termination, and
     (Z) the approval of a majority of the Board of Trustees of ES Trust or the Board of Governors of GCG Trust, as applicable, in each case who are not "interested persons" under the Investment Company Act, of a new investment advisory agreement, management agreement, sub-advisory agreements, and portfolio management agreements, as described above (the approvals referred to in clauses (Y) and (Z) collectively, the "INVESTMENT COMPANY APPROVALS").

               (e)  COMPANY REPORTS; FINANCIAL STATEMENTS;
     STATUTORY STATEMENTS. (i) The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 (the "AUDIT DATE"), including (A) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") and (B) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") under the Securities Act or the Exchange Act (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") consistently applied during the periods involved, except as may be noted therein.

               (ii) Each of the Company Insurance Companies has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (collectively, the "COMPANY SAP STATEMENTS"). Since January 1, 1995, the financial statements included in the Company SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly the respective statutory financial positions and results of operations of each of the Company Insurance Companies as of their respective dates and for the respective periods presented therein.

               (f) ABSENCE OF CERTAIN CHANGES. Except as dis-closed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidi-aries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which is reasonably likely to have a Company Material Adverse Effect; (iii) any change by the Company in accounting principles, practices or methods; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof;
     (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices or principles of any Company Insurance Company. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than increases or amendments in the ordinary course.

               (g) LITIGATION AND LIABILITIES. Except as dis-closed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates or
     (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)) and occupational safety and health matters, or any other facts or circumstances of which the Company has Knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

               As used in this Agreement, "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such first Person. As used in this definition of "Affiliate", the term "CONTROL" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

               (h) EMPLOYEE BENEFITS. (i) A copy of each bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement (whether oral or in writing) that covers employees, directors, consultants, former employees or former directors of the Company and its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h)(i) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h)(i) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has any commitment, oral or written, to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in a material respect.

               (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any regulations and rules promulgated thereunder, and all required filings and disclosures with respect to any Compensation and Benefit Plan have been timely made. More specifically, the Company has at all times complied with Section 407 of ERISA with respect to the holding and acquiring of "qualified employer securities" as defined under ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under section 401(a) of the Code has received all required favorable determination letters (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under section 501(a) of the Code) from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either section 4975 of the Code or
     Section 502 of ERISA.

               (iii) As of the date hereof, no liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation ("PBGC")) under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
     Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or section 414 of the Code (an "ERISA AFFILIATE PLAN"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. The Company and its Subsid-iaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

               (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan as of the date hereof have been timely made or have been reflected on the Company's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor its Subsidiaries (x) has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to section 401(a)(29) of the Code or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under section 412(n) of the Code or pursuant to ERISA.

               (v) Under each Pension Plan and ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of
     Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan and, to the Knowledge of the Company, since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

               (vi) Neither the Company nor any of its
     Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such retiree health and life plan at any time without incurring any material liability thereunder. To the Knowledge of the Company, there has been no communication to employees by the Company or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

               (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (w) entitle any employee, consultant or director of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, (y) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans or
     (z) result in any payments by the Company or the Surviving Corporation being non-deductible as an "excess parachute payment" pursuant to section 280G of the Code.

               (viii) Neither the Company nor any Subsidiary maintains any Compensation and Benefit Plan covering employees working outside the United States.

               (ix) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided, made available, or will make available upon request, to Parent, true and complete copies of existing: (i) Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) the two most recent Forms 5500 filed with the IRS; (iv) the most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) the forms filed with the PBGC (other than for premium payments); (vii) the most recent determination letter issued by the IRS; (viii) any Form 5310 or Form 5330 filed with the IRS; and (ix) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

               (x)  The disallowance of a deduction under section
     162(m) of the Code for employee remuneration does not apply to any amount payable by the Company or any of its Subsidiaries.

               (i)  COMPLIANCE WITH LAWS; PERMITS.  (i) The
     business and operations of the Company Insurance Companies have been conducted in compliance with all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, "INSURANCE LAWS"), except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Insurance Company and its agents have marketed, sold and issued insurance products in compliance, in all material respects, with all Insurance Laws applicable to the business of such Company Insurance Company and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (A) all applicable prohibitions against "redlining", (B) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and
     (C) all applicable requirements relating to insurance product projections and illustrations. In addition, (X) there is no pending or, to the Knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Companies has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; (Y) none of the Company Insurance Companies is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Company (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; and (Z) the Company Insurance Companies have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

               (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity or the NASD (collectively, "LAWS"), except where the failure to so conduct such business would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in the Company Reports filed prior to the date hereof and except as would not be reasonably likely to have a Company Material Adverse Effect, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. None of the Company's Subsidiaries which is a registered broker-dealer has entered into or is subject to a restrictions letter agreement with the NASD.

               (j)  TAKEOVER STATUTES.  No "fair price",
     "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") or any applicable anti-takeover provision in the Company's articles of incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger, the Shareholders Agreement or the other transactions contemplated by the Agreement. The board of directors of the Company has approved the transactions contemplated by this Agreement under Section 1109 of the BCA.

               (k) ENVIRONMENTAL MATTERS. To the Knowledge of the Company, except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:
     (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) no real property currently or formerly owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance; (iii) neither the Company nor any of its Subsidiaries is subject to liability under any Environmental Law for off-site disposal or contamination; (iv) neither the Company nor any of its Subsidiaries has received any claim, notice, demand or letter indicating that it may be in violation of, or subject to liability under, any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity or any third party relating to any Environmental Law; and (vi) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could result in any claims, liabilities, costs or property restrictions pursuant to any Environmental Law.

               As used in this Agreement, "ENVIRONMENTAL LAW" means any law, regulation, order, decree, common law, opinion or agency requirement relating to the protection of the environment or human health and safety and "HAZARDOUS SUBSTANCE" means any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law including but not limited to petroleum products, asbestos, lead products and polychlorinated biphenyls.

               (l) TAX MATTERS. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of section 368(a) of the Code.

               (m)  TAXES.  (i) The Company and each of its
     Subsidiaries (A) have prepared in good faith and duly and timely filed, or there has been duly and timely filed on its behalf, (in each case taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them except to the extent that any failure to file would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or, with respect to federal Tax Returns, a material adverse effect on the financial condition, prospects (as defined in Section 5.1(a)), properties or results of operations of any of Equitable Life Insurance Company of Iowa, USG Annuity & Life Company and Golden American Life Insurance Company (a "SUBSIDIARY MATERIAL ADVERSE EFFECT"); (B) have paid (or there has been paid on its behalf) all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or to the extent that any such failure to pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect or, with respect to federal Taxes, a Subsidiary Material Adverse Effect; (C) have duly paid in full or made provisions in accordance with U.S. generally accepted accounting principles for the payment of (or there has been paid on its behalf or such provisions have been made on its behalf for the payment of) all Taxes for all periods ending through the date hereof, except to the extent that any failure to pay or make provision for the payment of such Taxes would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or, with respect to federal Taxes, a Subsidiary Material Adverse Effect; and (D) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1993, 1994 and 1995.

               As used in this Agreement, (1) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (2) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

               (ii) All annuity contracts and life insurance policies issued by each Company Insurance Company meet all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, including, without limitation, the following: (A) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (B) no life insurance contract issued by any Company Insurance Company is a "modified endowment contract" within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; (C) each annuity contract issued, entered into or sold by any Company Insurance Company qualifies as an annuity under federal tax law; (D) each annuity contract meets the requirements of, and has been administered consistent with section 817(h) and 72 of the Code including but not limited to section 72(s) of the Code (except for those contracts specifically excluded from such requirement pursuant to section 72(s)(5) of the Code); (E) each annuity contract intended to qualify under sections 130, 403(a), 403(b) or 408(b) of the Code contains all provisions required for qualification under such sections of the Code;
     (F) each annuity contract marketed as, or in connection with, plans that are intended to qualify under section 401, 403, 408 or 457 of the Code complies with the requirements of such section; and (G) none of the Company Insurance Companies have entered into any agreement or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Companies, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

               (n) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

               (o) INSURANCE. All material fire and casualty, general liability, directors' and officers', and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

               (p)  INTELLECTUAL PROPERTY.

          (i) Section 5.1(p) of the Disclosure Letter lists all material copyrights, patents, trademarks, trade names, service marks, any applications therefor, technology, know-how, trade secrets, computer software programs or applications, and tangible or intangible proprietary information or materials ("INTELLECTUAL PROPERTY") owned or licensed by the Company and/or each of its Subsidiaries.
     The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and to the Knowledge of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (ii) Except as disclosed in Company Reports filed prior to the date hereof or as is not reasonably likely to have a Company Material Adverse Effect:

               (A)  the Company is not, nor will it be as a
         result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS");

               (B) no claims with respect to (I) Intellectual Property owned by the Company or any its Subsidiaries
         (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"); (II) any trade secret material to the Company; or (III) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person;

               (C) the Company does not have Knowledge of any valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret;
         (II) against the use by the Company, or any of its Subsidiaries, of any Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted;
         (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

               (D) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

               (q) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed J.P. Morgan Securities Inc. as its financial advisor, which arrangements have been disclosed to Parent prior to the date hereof.

               (r) NO REGULATORY DISQUALIFICATIONS. To the Knowledge of the Company, no event has occurred or condition exists or, to the extent it is within the reasonable control of the Company, will occur or exist with respect to the Company that, in connection with obtaining any regulatory Consents required for the Merger, would cause the Company to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is reasonably likely to have a Company Material Adverse Effect.

               (s)  ASSETS.  (i)  Except as would not be
     reasonably likely to have a Company Material Adverse Effect and except for Company Permitted Liens and Encumbrances (as defined below), the Company and/or its Subsidiaries have good and valid title to all personal property (including, without limitation, Company Investment Assets (as defined below)) that was carried as an asset on the Company's financial statements in the 1996 10-K or acquired in the ordinary course of business since December 31, 1996, other than with respect to those assets which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date or with respect to statutory deposits which are subject to certain restrictions on transfer. As used in this Agreement, "COMPANY PERMITTED LIENS AND ENCUMBRANCES" means, as to any assets or property, any (i) liens or encumbrances securing taxes, assessments or other governmental charges which are not yet due and payable or which are being diligently contested in good faith by appropriate proceedings if adequate reserves have been established in accordance with U.S. GAAP or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile of a Company Insurance Company as appropriate, or, in the case of mortgage loans, funds are held in escrow sufficient to discharge such liens or the borrower has posted a bond in the amount of such lien, (ii) liens or encumbrances imposed by law or incurred in the ordinary course of business with respect to the claims of materialmen, mechanics, carriers, warehousemen, landlords and other Persons which (A) are not yet due and payable and which do not materially detract from the value of such property or assets or materially impair the use thereof by the Company and its Subsidiaries in the operation of their respective businesses, or (B) are being diligently contested in good faith and by proper proceedings if adequate reserves have been established with respect thereto in accordance with U.S. GAAP or the statutory accounting principles and practices prescribed or permitted by the insurance department of the state of domicile or "commercial domicile" of a Company Insurance Company, as appropriate, and (iii) liens and encumbrances that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. As used in this Agreement "COMPANY INVESTMENT ASSETS" means bonds, stocks, mortgage loans or other investments that are carried on the books and records of the Company and the Company Insurance Companies.

               (ii) The Company SAP Statements for each Company Insurance Company for the year ended December 31, 1996 set forth a list, which list is accurate and complete in all material respects, of all Company Investment Assets owned by such Company Insurance Company as of December 31, 1996, together with the cost basis book or amortized value, as the case may be, of such Company Investment Assets as of December 31, 1996.

               (t) COMPUTER TECHNOLOGY. The Company owns, or possesses valid license rights to, all computer software programs and hardware that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. There are no infringement suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Insurance Company with respect to any software or hardware owned or licensed by the Company or any of its Subsidiaries, which, if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company has adequate software and hardware to permit it to operate its business as currently conducted by it. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in the termination, the option to terminate, breach or violation of the terms of any purchase or license of software or hardware.

               (u) INSURANCE BUSINESS. (i) Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Companies (the "COMPANY INSURANCE CONTRACTS") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto. Section 5.1(u) of the Disclosure Letter contains (A) a true and complete list of all forms of Insurance Contracts that (1) are currently used by the Company to sell insurance products or (2) have been used by the Company to sell insurance products since January 1, 1985 for business which is still in force and represents greater than $20,000,000 of insurance in force and (B) relevant financial information for certain years for the Insurance Contracts. Premium rates established by the Company Insurance Companies that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto, except where the failure to be so filed or approved, or to so conform or comply, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

               (ii) Prior to the date hereof, the Company has delivered to Parent a true and correct summary of each material Contract between any Company Insurance Company and its respective reinsurance intermediaries. No agent, manager, reinsurance intermediary, broker or distributor of any Company Insurance Company has binding authority on behalf of any Company Insurance Company. No insurance agent, manager, reinsurance intermediary, broker or distributor, or group of related agents, reinsurance intermediaries, brokers or distributors (except employees of any Company Insurance Company), accounted for more than ten percent of the gross premium income or annuity deposits or charges of any of the Company Insurance Companies for the year ended December 31, 1996.

               (iii) Prior to the date hereof, the Company has delivered to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Company since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "COMPANY ACTUARIAL ANALYSES"). To the Knowledge of the Company, the information and data furnished by the Company or any Company Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Companies, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

               (iv) None of Standard & Poor's Corporation,
     Moody's Investors Service, Inc. or A.M. Best Company has told the Company that any rating presently held by the Company Insurance Companies is likely to be modified, qualified, lowered or placed under such surveillance or review for any reason, including as a result of the transactions contemplated hereby.

               (v) Prior to the date hereof, the Company has delivered to Parent true and complete summaries of all analyses, reports and other data prepared by any Company Insurance Company or submitted by any Company Insurance Company to any insurance regulatory authority relating to risk-based capital calculations or IRIS ratios as of December 31, 1996.

               (vi) Prior to the date hereof, the Company has delivered to Parent a true and correct list on an aggregate basis of the maximum underlying retentions (net of all reinsurance maintained) on all insurance and reinsurance policies written or entered into by any Company Insurance Company since December 31, 1994.

               (v) LIABILITIES AND RESERVES. (i) The reserves carried on the Company SAP Statements of each Company Insurance Company for the year ended December 31, 1996 for future insurance policy benefits, losses, claims and similar purposes are in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Company Insurance Company, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied, and are fairly stated in all material respects in accordance with sound actuarial principles. The Company has delivered to Parent true, correct and complete copies of the actuarial valuation reports delivered to the insurance department of the domiciliary state of each Company Insurance Company for the years ended December 31, 1996 and 1995.

               (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the Knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Company which is peculiar or unique to such Company Insurance Company by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

               (w) SEPARATE ACCOUNTS; INVESTMENT ADVISOR. (i) Each separate account maintained by a Company Insurance Company is listed in Section 5.01(w) of the Company Disclosure Letter (collectively, the "COMPANY SEPARATE ACCOUNTS"). Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Separate Account is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to
     Section 3(c)(11) of the Investment Company Act of 1940 (the "1940 ACT") or is duly registered as an investment company under the 1940 Act. Except as otherwise would not, individually or in the aggregate, have a Company Material Adverse Effect, each such Company Separate Account, if registered, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. Except as otherwise would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company Insurance Contracts under which the Company Separate Accounts assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to
     Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Company to receive contributions under such policies.

               (ii) The assets of each Company Separate Account are adequately diversified within the meaning of section 817(h) of the Code.

               (iii) Each of the Company Insurance Companies is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

               (iv) Except as set forth in the Company Reports, neither the Company nor any of its Subsidiaries conducts activities of an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is an "investment company" as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

               (x) RIGHTS AGREEMENT. The Company has amended the Rights Agreement to provide that the Merger will not entitle any Person to acquire securities of any Person at a discount, regardless of whether there is an Acquiring Person and the Rights Agreement will terminate immediately prior to the Effective Time.

               (y) INVESTIGATION BY THE COMPANY. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and the Company

               (i)  acknowledges that none of Parent, its
     Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement except to the extent Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to the Company; and

               (ii) agrees, to the fullest extent permitted by law, that none of Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement, except that the foregoing shall not apply (1) to the extent Parent makes the specific representations and warranties set forth in Section 5.2 of this Agreement, but always subject to the limitations and restrictions contained in this Agreement, or (2) to the extent Parent, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to the Company.

               5.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub each hereby represent and warrant to the Company, that (the words "to the Knowledge of Parent" or "to Parent's Knowledge" and any words of similar import shall mean that any one of the persons listed in Exhibit B has actually knowledge of the matter, PROVIDED, HOWEVER, when such representations and warranties are given as of the Closing Date as conditions to Closing, such words shall mean to the best knowledge of such persons after inquiry):

               (a) CAPITALIZATION OF MERGER SUB. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, of which one share is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
     (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

               (b) ORGANIZATION, GOOD STANDING AND QUALIFICA-TION. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of the governing instruments of Parent and Merger Sub, each as amended to date. Such governing instruments so delivered are in full force and effect.

               As used in this Agreement, the term "PARENT
     MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, prospects, properties, business or results of operations of Parent and its Subsidiaries taken as a whole (provided, however, that a material adverse effect on the prospects of Parent shall be deemed to exist only to the extent a development or combination of developments have occurred and are reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Parent), excluding developments affecting the banking, investment banking and insurance industries generally or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

               (c) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 1,500,000,000 Parent Shares, of which 822,206,760 Parent Shares were outstanding as of the close of business on May 31, 1997, and 100,000,000
     A preference shares, nominal value NLG 2.50 ("A SHARES"), 200,000,000 B preference shares, nominal value NLG 2.50
     ("B SHARES"), and 900,000,000 cumulative preference shares, nominal value NLG 2.50 (the "CUMULATIVE PREFERENCE SHARES"), of which 8,780,450 A shares, no B Shares and no Cumulative Preferred Shares were outstanding as of the close of business on May 31, 1997. The A Shares, B Shares and Cumulative Preference Shares are sometimes collectively referred to as the "PREFERENCE SHARES". All of the outstanding Parent Shares and A Shares have been duly authorized and are validly issued, fully paid and nonassess-able. As of June 18, 1997, 7,475,000 ADSs had been offered and sold in the United States by or on behalf of Parent. Parent has no options or warrants to acquire Parent Shares or Preference Shares, except that, as of December 31, 1996, there were options for 1,505,355 Parent Shares pursuant to the Parent's Stock Option Plan and at April 30, 1997, there were warrants to acquire 61,361,539 Bearer Receipts. Prior to the Effective Date, Parent will have taken all necessary action to permit it to provide, and at all times from the date hereof through consummation of the Merger or termination of this Agreement will have available a number of Parent Shares which will be sufficient to permit consummation of the Merger. Each such Parent Share will be validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights. The ADSs which are the Stock Consideration, the Bearer Receipts represented by such ADSs, and the Parent Shares represented by such Bearer Receipts will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state blue sky or securities laws. Except as set forth above, there are no Parent Shares authorized, reserved, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued share capital or other ownership interest of Parent.

               (d) CORPORATE AUTHORITY. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (e) GOVERNMENTAL FILINGS; NO VIOLATIONS. Other than the filings and/or notices (A) pursuant to Section 1.3,
     (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws,
     (D) required to be made with the NYSE and (E) the filing of appropriate documents with, and the approval of, the respective Commissioners of Insurance of Iowa, Oklahoma, Delaware, New York, Florida, Michigan and New Hampshire, and such consents as may be required under the insurance laws of any state or country in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, no filings or notices are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reason-ably likely to have a Parent Material Adverse Effect.

               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Association of Parent, the articles of incorporation or by-laws of Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

               (f)  PARENT REPORTS; FINANCIAL STATEMENTS;
     STATUTORY STATEMENTS. (i) Parent has delivered to the Company its registration statement on Form F-1 (including exhibits, annexes and any amendments thereto) in the form filed with the SEC (which form together with any reports filed with the SEC subsequent to the date hereof, the "PARENT REPORTS"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated profit and loss accounts and consolidated statements of cash flows in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the Netherlands consistently applied during the periods involved, except as may be noted therein, together, in the case of its registration statement on Form F-1, with a reconciliation of net profit, stockholders' equity and net profit per share as of December 31, 1996 and 1995 to U.S. GAAP.

               (ii) Each of the Parent Insurance Subsidiaries (as defined in (i) below) domiciled in the United States has filed all annual and quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (collectively, the "PARENT SAP STATEMENTS").
     Since January 1, 1995, financial statements included in the Parent SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly the respective statutory financial positions and results of operations of each of the Parent Insurance Subsidiaries as of their respective dates and for the respective periods presented therein.

               (g)  ABSENCE OF CERTAIN CHANGES.  Except as
     disclosed in the Parent Reports filed prior to the date hereof, since December 31, 1996 (the "PARENT AUDIT DATE") Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, prospects, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance, which is reasonably likely to have a Parent Material Adverse Effect; (iii) any change by Parent in accounting principles, practices or methods; or (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers or key employees or any amendment of any of the Parent Compensation and Benefit Plans other than increases or amendments in the ordinary course.

               (h) LITIGATION AND LIABILITIES. Except as dis-closed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which Parent has Knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

               (i) COMPLIANCE WITH LAWS. (i) The insurance business and operations of Parent conducted through its Subsidiaries (the "Parent Insurance Subsidiaries") have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not individually or in the aggregate have a Parent Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, each Parent Insurance Subsidiary and its agents have marketed, sold and issued insurance products in compliance, in all material respects, with all Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with
     (A) all applicable prohibitions against "redlining", (B) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and
     (C) all applicable requirements relating to insurance product projections and illustrations. In addition, (X) there is no pending or, to the Knowledge of Parent, threatened charge by any insurance regulatory authority that any of the Parent Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of Parent, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; (Y) none of the Parent Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Parent Insurance Subsidiary (as opposed to insurance companies generally) which would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; and (Z) the Parent Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

               (ii) In addition to Insurance Laws, except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws. Except as set forth in the Parent Reports filed prior to the date hereof and except as would not be reasonably likely to have a Parent Material Adverse Effect, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of Parent, no material change is required in Parent's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

               (j) TAX MATTERS. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of section 368(a) of the Code.

               (k) BROKERS AND FINDERS. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agree-ment, except that Parent has employed Salomon Brothers Inc as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

               (l) AVAILABLE FUNDS. Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

               (m)  TAXES AND TAX RETURNS.   (i)  each of Parent
     and the Parent Subsidiaries has (i) prepared in good faith and duly and timely filed (or there has been timely filed on its behalf) with appropriate governmental authorities all Tax Returns required to be filed by it on or prior to the date thereof, except to the extent that any failure to file would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) duly paid in full or made provisions in accordance with Dutch generally accepted accounting principles (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof, except to the extent that any failure to pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect; and

               (ii) there is no proceeding presently pending with regard to any Taxes or Tax Returns of Parent or the Parent Subsidiaries wherein an adverse determination or ruling would be reasonably likely to occur which in the aggregate would have a Parent Material Adverse Effect.

               (n) COLLECTIVE BARGAINING. Neither Parent nor any of its Subsidiaries is party to a collective bargaining agreement with respect to persons employed in the United
     States.

               (o) PARENT OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, Parent does not "own" (as defined in Section 1109 of the BCA), and does not "beneficially own" (as defined in the Company Rights Agreement) 10% or more of the outstanding Company Common Stock.

               (p) INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

               (q) INVESTIGATION BY PARENT. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and Parent:

               (i) acknowledges that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or their agents or representatives prior to the execution of this Agreement except to the extent the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to Parent; and

               (ii) agrees, to the fullest extent permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement, except that the foregoing shall not apply (1) to the extent the Company makes the specific representations and warranties set forth in Section 5.1 of this Agreement and in the Company Disclosure Letter, but always subject to the limitations and restrictions contained in this Agreement, or
     (2) to the extent the Company, its Subsidiaries or any of their respective directors, officers, employees, Affiliates, agents or representatives commits fraud with respect to the information that any of them provides or makes available to Parent.

               (r) NO REGULATORY DISQUALIFICATIONS. To the Knowledge of Parent, no event has occurred or condition exists or, to the extent it is within the reasonable control of Parent, will occur or exist with respect to Parent that, in connection with obtaining any regulatory consents required for the Merger, would cause Parent to fail to satisfy on its face any applicable statute or written regulation of any applicable insurance regulatory authority, which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.


                         ARTICLE VI

                          Covenants

               6.1. COMPANY INTERIM OPERATIONS.   Except as set
     forth in the Company Disclosure Letter, the Company covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

               (a)  its business shall be conducted in the
     ordinary and usual course, consistent with past practice, and, to the extent consistent therewith, it shall use its best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, agents, regulators, creditors, lessors, employees and business associates;

               (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of incorporation or by-laws or comparable governing instruments; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends paid by the Company not in excess of $0.165 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

               (c) it shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, rights or agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or Shares issued pursuant to the Company's Dividend Reinvestment and Stock Purchase
     Plan); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mort-gage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) incur any indebtedness with a maturity of one year or more; or (iv) make or authorize or commit for any capital expenditures other than as contemplated by the Company's current capital budget or, other than in the ordinary course of business consistent with the Company's present investment policies, by any means, make any - acquisition of, or investment in, assets or stock of any other Person or entity;

               (d) it shall not terminate, establish, adopt, enter into, make any new, or accelerate the vesting or payment of any existing, grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) and except for bonuses to certain employees and executive officers of the Company not to exceed $100,000 in the aggregate;

               (e) except as provided in Section 6.1(e) of the Disclosure Schedule, it shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

               (f) it shall not make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

               (g) it shall not take any action or omit to take any action that would cause any representation or warranty of the Company herein to become untrue in any material respect; and

               (h) it shall not authorize any of, or commit or agree to take into any of, the foregoing actions.

               6.2. PARENT INTERIM OPERATIONS. Except as set forth on the Parent Disclosure Schedule, Parent covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

               (a) it shall not amend its governing instruments in any manner that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of Parent;

               (b) effect any reclassification, stock split, stock combination, or stock dividend with Parent Shares (other than a stock split, stock dividend or similar transaction to which Section 4.4 is applicable and other than regular interim and final stock dividends);

               (c) merge or consolidate with any other Person if such merger or consolidation could reasonably be expected to have material adverse impact on the ability of Parent to consummate the transactions contemplated by this Agreement;

               (d) it shall not declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (i) dividends from its direct or indirect wholly-owned Subsidiaries, (ii) regular interim and final cash and stock dividends paid by Parent and (iii) dividends paid on Parent Preferred Stock in accordance with its terms;

               (e) it shall not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, rights or agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to Parent Stock Plans) if any such action could, individually or in the aggregate, reasonably be expected to
     (i) delay materially the date of mailing of the Proxy Statement such that the Closing would be delayed past March 31, 1998, (ii) if it were to occur after such date of mailing, require an amendment of the Proxy Statement such that the Closing would be delayed past March 31, 1998 or
     (iii) have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement;

               (f) it shall not acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could, individually or in the aggregate, reasonably be expected to (i) delay materially the date of mailing of the Proxy Statement such that the Closing would be delayed past March 31, 1998, (ii) if it were to occur after such date of mailing, require any amendment of the Proxy Statement such that the Closing would be delayed past March 31, 1998 or (iii) have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; and

               (g) it shall not authorize any of, or commit or agree to take any of, the foregoing actions.

               6.3. ACQUISITION PROPOSALS. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidi-aries)("REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its board of directors from
     (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of the Company receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement dated
     May 30, 1997 (referenced in Section 9.7); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or
     (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that,
     (i) in each such case referred to in clause (B), (C) or (D) above, the board of directors of the Company determines in good faith after consultation with, and after receipt of a written opinion from, outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or (D) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the financial capacity and any other relevant characteristics of the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its considera-tion of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.3 and in the Confidentiality Agreement dated June 30, 1997. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its officers, directors or Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

               6.4. INFORMATION SUPPLIED. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in
     (i) the Registration Statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of ADSs in the Merger (including the proxy statement and prospectus (the "PROSPECTUS/ PROXY STATEMENT") constituting a part thereof) (the "F-4 REGISTRATION STATEMENT") will, at the time the F-4 Registration Statement becomes effective under the Securities Act or (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company to be held in connection with the Merger, in either such case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               6.5. SHAREHOLDERS MEETING. The Company will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "SHAREHOLDERS MEETING") as promptly as practicable after the F-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

               6.6. FILINGS; OTHER ACTIONS; NOTIFICATION. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the F-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its best efforts to have the F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the shareholders of the Company. Parent shall also use its best efforts to obtain prior to the effective date of the F-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

               (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors letters of its independent auditors, dated
     (i) the date on which the F-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the F-4 Registration Statement.

               (c) The Company shall use its best efforts to cause the Trusts to promptly prepare and file with the SEC a Proxy Statement with respect to the votes of the Contract Holders referenced in Section 5.1(d)(ii)(Y) hereof and will use its best efforts to cause to be taken in accordance with applicable law and the contracts and agreements governing voting by Contract Holders, all action necessary to convene meetings of Contract Holders as promptly as practicable to consider and vote upon the approval of the matters set forth in Section 5.1(d) hereof. The Company shall use its best efforts to obtain (i) the recommendation of such approvals by the board of trustees or board of governors, as the case may be, with respect to each such vote and shall take or cause to be taken all lawful action to solicit such approval and (ii) the approvals referenced in Section 5.1(d)(ii)(Z).

               (d) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in this Section 6.6 shall require, or be construed to require, Parent or the Company to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

               (e)  The Company and Parent each shall, upon
     request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/ Proxy Statement, the F-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (f) The Company and Parent each shall keep the other apprised of the status of matters relating to comple-tion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

               6.7. TAXATION. Subject to Section 6.3, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

               6.8. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers and Representatives access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub, and PROVIDED, FURTHER, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used best efforts to obtain the consent of such third party to such inspection or disclo-sure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreements.

               6.9. AFFILIATES. Prior to the date of the Shareholders Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of the Parent, as of the time of the Shareholders Meeting referred to in Section 6.5, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of preparing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; PROVIDED, HOWEVER, that no such Person identified by Parent shall remain on the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid) who makes or is deemed to have made a Stock Election or whose Cash Election is converted to a Stock Election pursuant to Section 4.2(b), a letter dated as of the Closing Date substantially in the form attached as Exhibit A-1 (the "AFFILIATES LETTER"). Parent shall not be required to maintain the effectiveness of the F-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of ADSs by such affiliates received in the Merger and the American Depositary Receipts representing ADSs received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section. With a view to making available to such affiliates the benefits of certain rules and regulations of the SEC which may permit the sale of ADSs without registration, at all times after the Effective Time Parent shall (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, (ii) file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act and (c) so long as such an affiliate owns any ADSs, to furnish such affiliate forthwith upon such affiliate's request a written statement by the Parent as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly reports of Parent and such other reports and documents so filed by Parent as such affiliate may reasonably request in availing itself of any rule or regulation of the SEC allowing such affiliate to sell any such securities without registration.

               6.10. STOCK EXCHANGE LISTING AND DE-LISTING.
     Parent shall use its best efforts to cause the ADSs to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

               6.11. PUBLICITY. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

               6.12. STOCK OPTIONS; PERFORMANCE AWARDS; CASH AWARDS AND RESTRICTED STOCK. (a) Immediately prior to the Effective Time, each Company Option granted by the Company under the Stock Plans which is outstanding immediately prior to the Effective Time (and has not been exercised as of the Effective Time) shall be terminated and the holder of each such Company Option shall be entitled to receive from the Company a lump sum cash payment equal to (A) the product of
     (i) the excess of (x) the Cash Consideration over (y) the per Company Share exercise price applicable to such Company Option, multiplied by (ii) the number of Shares subject to such Company Option, plus (B) any cash awards associated with any such Company Option less (C) any amounts required to be withheld, under applicable tax law, from such lump sum payment. The Company shall take or cause to be taken any and all action necessary to provide for such termination of the Company Options, including obtaining all applicable consents from holders.

               (b)  As to the awards under the Key Employee
     Incentive Plan based upon 1997 performance, any payments to be made with respect to those awards as a result of a "change of control" (as defined therein) shall be made at the same time that the awards would normally have been made in 1998. With respect to the Company Performance Sharing Plan for 1997, in the event of a change of control in 1997, as defined in the Restated and Amended Key Employee Incentive Plan, all performance criteria shall be deemed to have been met at the target level, and time for payment shall be at the same time that awards would normally have been made in 1998.

               (c) As to the contingent cash awards made to certain management employees of Company in 1995 (item XI.A.2 in section 5.1(h)(i) of the Company Disclosure Letter) that were to be paid if certain targets were met over a three year period as to Cumulative Operating Earnings Per Share (and if certain stock options were exercised), the target level in the program shall be deemed to have been met as of the Effective Time. Payments shall be made to the individuals covered by these awards based on the target level, irrespective of the exercise or cash out of the related stock options, and payments shall be made on the Effective Time.

               (d) Immediately prior to the Effective Time, all restricted stock of the Company (awarded under the Restated And Amended 1992 Stock Incentive Plan, and any predecessor plan) held by any individual that has not vested shall vest and any other restrictions that may be applicable shall lapse.

               6.13. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in
     Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the F-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the F-4 Registration Statement shall be shared equally by Parent and the Company.

               6.14. INDEMNIFICATION; DIRECTORS' AND OFFICERS'
     INSURANCE.   (a)  From and after the Effective Time, Parent
     agrees that it will indemnify and hold harmless each present and former director and officer of the Company, or any of the Company's Subsidiaries and each officer or employee of the Company or any of its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction, determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of such party's position as, or actions taken as, a director or officer of the Company or any of its Subsidiaries or director or trustee of another entity at the request or direction of the Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Iowa law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law PROVIDED the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) as provided below. Except as provided below, Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law and the Company's articles of incorporation and by-laws in effect as of the date hereof, and such determination shall have become final and nonappealable. Notwithstanding the foregoing, from and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present director and officer of the Company, against any and all Costs incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of the Company in connection with the Merger or the transactions contemplated hereunder, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (and also to advance all expenses incurred in connection therewith), whether or not such indemnification would be available pursuant to the Company's articles of incorporation and by-laws. Nothing contained herein, however, shall require Parent to indemnify any person if a court of competent jurisdiction shall have determined that such person has committed fraud in connection herewith, and such determination shall have become final and nonappealable.

               (b)  Any Indemnified Party wishing to claim
     indemnification under paragraph (a) of this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connec-tion with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indem-nified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and PROVIDED, FURTHER, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnifica-tion of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

               (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage ("D&O INSURANCE") for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); PROVIDED, HOWEVER, if the existing D&O Insurance expires, is terminated or canceled during such two year period, the Surviving Corporation will use its best efforts to obtain comparable D&O Insurance for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

               (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

               (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

               6.15. OTHER ACTIONS BY THE COMPANY AND PARENT.

               (a) TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

               (b) DIVIDENDS. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and ADSs received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Shares or ADSs received in the Merger in respect of any calendar quarter.

               6.16. DIRECTORS.  Effective as of the Effective
     Time all members of the Company's board of directors will be invited by Parent to join the board of directors of Parent's most directly held U.S. insurance holding company.

               6.17. BENEFIT PLANS. Except as otherwise provided in this Section 6.17(a), Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees (including individuals under career agent contracts with the Company) ("COVERED EMPLOYEES") of the Company and its Subsidiaries who as of the Effective Time become employed by Parent or any of its Subsidiaries, will continue to be provided with benefits under those of the Company Compensation and Benefit Plans so identified on Section 5.1(h) of the Company Disclosure Letter to the extent such benefits are currently provided. Notwithstanding the previous sentence, in the event that Parent and its Subsidiaries shall integrate or consolidate the employee benefit plans covering their employees located in the United States, Parent shall not be required, during the two-year period commencing at the Effective Time, to provide Covered Employees with benefits under the Company Compensation and Benefit Plans; PROVIDED that Covered Employees are eligible to participate and receive benefits under such integrated or consolidated benefit plans of Parent and its Subsidiaries on substantially the same terms and conditions applicable to similarly situated employees of Parent and its Subsidiaries. For purposes of employee benefit plans, programs and arrangements maintained or contributed to by Parent or any of its Subsidiaries, Parent shall, and shall cause its Subsidiaries to, treat service of each Covered Employee with the Company and its Subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its Subsidiaries) as service rendered to Parent and its Subsidiaries, solely for the purposes of eligibility to participate and vesting thereunder. Parent shall, and shall cause its Subsidiaries to, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) under any group health plans of Parent or any of its Subsidiaries to be waived with respect to (i) Covered Employees who, immediately prior to the Effective Time, participate in any such group health plan, and (ii) their eligible dependents, and to give credit for any out of pocket expenses paid by Covered Employees toward maximums under co-insurance arrangements and deductibles under the Company Compensation and Benefit Plans which are group health plans.

               6.18. PENSION PLAN STOCK ELECTION. The Company shall take all action necessary to prevent the Equitable Life Insurance of Iowa Pension Plan from acquiring Stock Consideration equal to 10% or more, determined as of the time of election, of its plan assets.

               6.19. PARENT ANNUAL REPORT. Parent shall furnish to its holders of ADRs within six months after the end of each fiscal year an annual report (in English) (including a balance sheet and statements of income, shareholders' equity and cash flows of Parent and its consolidated subsidiaries certified by independent public accountants and prepared in conformity with generally accepted accounting principles in the Netherlands), together with a reconciliation of net income and total shareholders' equity to U.S. generally accepted accounting principles and, within four months after the end of each of the first six months of each fiscal year of the Company (beginning with the first such six-month period ending after the Effective
     Time), consolidated summary financial information of Parent and its Subsidiaries for such six-month period in reasonable detail prepared in accordance with generally accepted accounting principles in the Netherlands on a basis consistent with the financial statements included in such annual report.



                         ARTICLE VII

                         Conditions

               7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) SHAREHOLDER APPROVAL. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole shareholder of Merger Sub in accordance with applicable law and the articles of incorporation and by-laws of each such corporation.

               (b)  NYSE LISTING.  The ADSs issuable to the
     Company shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

               (c) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices and filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), upon terms and conditions that, and except those that the failure to make or to obtain, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to provide a basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability.

               (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Insurance Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER"), and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

               (e) F-4. The F-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

               (f)  BLUE SKY APPROVALS.  Parent shall have
     received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

               7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND
     MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to satisfaction by the Company or waiver by Parent at or prior to the Effective Time of the following conditions:

               (a)  REPRESENTATIONS AND WARRANTIES.  The
     representations and warranties of the Company set forth in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

               (b) PERFORMANCE BY THE COMPANY. The Company shall not have knowingly and wilfully breached, or with respect to any breach which is not knowing and wilful shall not have breached in any respect, any agreement, obligation or covenant contained in this Agreement that is required to be performed or complied with by it on or prior to the Closing Date which latter breach would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

               (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall have obtained all Investment Company Approvals.

               (d) TAX OPINION. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of section 368(b) of the Code.

               (e)  AFFILIATES LETTERS.  Parent shall have
     received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.9.

               (f)  ACCOUNTANT'S LETTER.  Parent shall have
     received, in form and substance reasonably satisfactory to Parent, from the Company's accountants, the "comfort" letter described in Section 6.6(b).

               (g) RIGHTS AGREEMENT. The Rights Agreement shall have been amended to terminate immediately prior to the Effective Time.

               (h) AVERAGE CLOSING PRICE. The Average Closing Price shall be no higher than $54.5052; PROVIDED, HOWEVER, that this condition shall be deemed satisfied if the Company should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined such that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $54.5052.

               7.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

               (a)  REPRESENTATIONS AND WARRANTIES.  The
     representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to a Parent Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct, except for failures to be true and correct as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

               (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Neither Parent nor Merger Sub shall have knowingly and wilfully breached, or with respect to any breach which is not knowing or wilful shall have breached in any respect, any agreement, obligation or covenant contained in this Agreement that is required to be performed or complied with by it on or prior to the Closing Date which latter breach would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

               (c) CONSENTS UNDER AGREEMENTS. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any material Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

               (d) TAX OPINION. The Company shall have received the opinion of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C., counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of section 368(b) of the Code, that the Merger will not be a taxable event with respect to the Company and that the receipt of the Stock Consideration will be tax-free to the recipients. The form of such opinion is set forth hereto as Exhibit C.

               (e)  LEGAL OPINION.  The Company shall have
     received an opinion of Sullivan & Cromwell, U.S. counsel to Parent with respect to matters of New York law, and Dutch counsel to Parent with respect to matters of the law of the Netherlands, dated the Closing Date, substantially in the forms attached as Exhibits D-1 and D-2, respectively.

               (f) ACCOUNTANT'S LETTER. The Company shall have received from Parent's accountants, the "comfort" letter described in Section 6.6(b).

               (g) AVERAGE CLOSING PRICE. The Average Closing Price shall be at least $40.2864; PROVIDED, HOWEVER, that this condition shall be deemed satisfied if Parent should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined such that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $40.2864.


                        ARTICLE VIII

                         Termination

               8.1. TERMINATION BY MUTUAL CONSENT.  This
     Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

               8.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if
     (i) the Merger shall not have been consummated by March 31, 1998, whether such date is before or after the date of approval by the shareholders of the Company (the "TERMINATION DATE"), (ii) the approval of the Company's shareholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); PROVIDED, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

               8.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in
     Section 7.1(a), by action of the board of directors of the
     Company:

               (a)  if (i) the Company is not in wilful breach of
     Section 6.3 of this Agreement and (ii) the Company, subject to complying with the terms of this Agreement, enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal;

               (b)  if there has been a breach by Parent or
     Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect; or

               (c)  if the Average Closing Price is below
     $40.2864; PROVIDED, HOWEVER, that the Company may not effect such termination if Parent should offer to amend
     Section 4.1(a) so that "Stock Consideration" will be defined so that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $40.2864.

               8.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of
     Parent:

               a) if (i) the Company enters into a binding agreement for a Superior Proposal or the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation to the Company's shareholders of this Agreement or failed to reconfirm its recommendation to the Company's shareholders of this Agreement within five business days after a written request by Parent to do so or(ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect; or

               (b)  if the Average Closing Price is above
     $54.5052; PROVIDED, HOWEVER, that Parent may not effect such termination if the Company should offer to amend Section 4.1(a) so that "Stock Consideration" will be defined so that each Share that is the subject of a Stock Election will be converted into, exchangeable for and represent the right to receive a number of ADSs having the same aggregate value (based on the Average Closing Price) as the number of ADSs into which such Share would have been converted if the Average Closing Price had been equal to $54.5052.

               8.5. EFFECT OF TERMINATION AND ABANDONMENT.
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its officers, directors or other Representatives); PROVIDED, HOWEVER, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

               (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or to any of its Subsidiaries or to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal to the Company or to any of its Subsidiaries or to its shareholders generally and thereafter this Agreement is terminated by either Parent or the Company pursuant to
     Section 8.2(ii), or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by Parent pursuant to Section 8.4(a), then if terminated by the Company, the Company shall prior to such termination or if terminated by Parent, within two business days after such termination pay Parent in immediately available funds a fee of $65,000,000 payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses referred to in this para-graph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such fee, charges or expenses at the base rate of Citibank, N.A. in effect on the date such payment was required to be made.


                         ARTICLE IX

                  Miscellaneous and General

               9.1. SURVIVAL. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Taxation), 6.9 (Affiliates), 6.10 (Stock Exchange Listing and De-listing), 6.12 (Stock Options; Performance Awards; Cash Awards and Restricted Stock), 6.13 (Expenses), 6.14 (Indemnification; Directors' and Officers' Insurance), 6.16 (Directors), 6.17 (Benefit Plans) and 6.19 (Parent Annual Report) shall survive the consummation of the Merger. This
     Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.13 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confiden-tiality Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

               9.2. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

               9.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

               9.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

               9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY
     TRIAL. (a) EXCEPT TO THE EXTENT THE BCA IS APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO OFFICER, DIRECTOR OR REPRESENTATIVE, OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

               9.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

               IF TO PARENT:

               Strawinskylaan 2631, 1077 ZZ Amsterdam,
               P.O. Box 810,
               1000 Av.  Amsterdam, the Netherlands
               Attention:  Jan Holsboer
               Fax:  31-20-541-5496

               (with a copy to Henk Kooiker
               Fax:  31-20-541-8723

               and to Benjamin F. Stapleton, Esq.,
               Sullivan & Cromwell,
               125 Broad Street, New York, NY  10004
               Fax:  (212) 558-3588)

               IF TO MERGER SUB:

               c/o ING FSI N.A.
               5780 Powers Ferry Road,
               Atlanta, Georgia 30327.
               Attention:  Michael Cunningham
               Fax:  (770) 980-3303

               IF TO THE COMPANY:

               604 Locust Street
               P.O. Box 1635
               Des Moines, Iowa  50306
               Attention:  Fred S. Hubbell
               Fax:  (515) 245-6973

               (with a copy to G.R. Neumann, Esq.,
               Nymaster, Goode, McLaughlin, Voigts, West,
               Hansell & O'Brien, P.C.
               1900 Hub Tower
               Des Moines, Iowa 50309
               Fax:  (515) 283-3108)

     or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

               9.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreements, dated May 30, 1997 and June 30, 1997, between Parent and the Company (the "CONFIDENTIALITY AGREEMENTS") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Notwithstanding the foregoing, the prohibition on acquiring Shares pursuant to the May 30, 1997 Confidentiality Agreement shall not be applicable until any termination of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS OR REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

               9.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Sections 6.9 (Affiliates), 6.12 (Stock Options; Performance Awards; Cash Awards and Restricted Stock), 6.14 (Indemnification; Directors' and Officers' Insurance), 6.17 (Benefit Plans) and 6.19 (Parent Annual Report), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (provided that no employees shall have any rights to enforce any provisions of Section 6.17 unless at least 50 employees shall join in such action with respect to a specific benefit in a specific plan).

               9.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidi-ary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such require-ment shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

               9.10. SEVERABILITY. The provisions of this Agree-ment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

               9.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

               9.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise; PROVIDED, HOWEVER, that Parent may designate, by written notice to the Company, another wholly-owned direct or, subject to
     Section 6.7, indirect United States domestic Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.



















          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                              Equitable of Iowa Companies



                              By: /S/ FRED S. HUBBELL
                                  _______________________________
                                  Name:  Fred S. Hubbell
                                  Title: Chairman of the Board,
                                         President of Chief
                                         Executive Officer


                              ING Groep N.V.



                              By: /S/ JAN HOLSBOER
                                  ________________________________
                                  Name:  Holsboer, Jan
                                  Title: Authorized Representative


                              PFHI Holdings, Inc.



                              By: /S/ MICHAEL CUNNINGHAM
                                  ________________________________
                                  Name:  Michael Cunningham
                                  Title: President


























                                                  Exhibit A


     Fred S. Hubbell          (Chief Executive Officer)
     Paul E. Larson           (Chief Financial Officer)
     John A. Merriman         (General Counsel)
     Lawrence Durland, Jr.    (Senior Vice-President)
     Paul R. Schlaack         (Chief Investment Officer)




















































                                                  EXHIBIT A-1


                                             ________________, 1997



ING Groep N.V.
c/o ING FSI N.A.
5780 Powers Ferry Road
Atlanta, GA  30327
Attention:  Legal Department

Ladies and Gentlemen:

     1. I have been advised that I might be considered to be an "affiliate", as that term is defined for purposes of paragraphs
(c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Equitable of Iowa Companies, an Iowa corporation ("Equitable").

     2. Pursuant to an Agreement and Plan of Merger, dated as of July __,1997 (the "Agreement"), by and among ING Groep Inc., a Netherlands corporation ("ING"), PFHI Holdings, Inc., a Delaware corporation ("PFHI") and Equitable, it is contemplated that Equitable will merge with and into PFHI (the "Merger") and that, among other things, all of the outstanding common stock, no par value, of Equitable ("Equitable Common Stock") will be converted into American Depository Shares ("ADSs") representing Bearer Depository Receipts representing Ordinary Shares, par value $1.00 per share, of ING or cash or a combination of both as set forth in the Agreement. In connection with the Merger, I may receive ADSs upon distribution thereof to the holders of Equitable Common Stock.

     3. I will not offer to sell, transfer or otherwise dispose of any of the ADSs distributed to me pursuant to the Merger, except (i) in compliance with the applicable provisions of Rule 145, (ii) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (iii) in an offering registered under the Securities Act.

     4. ING's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the ADSs, unless the transfer has been effected in compliance with the terms of this letter agreement.

     5. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect, and the related stop transfer restrictions shall be lifted forthwith, if
(a) (i) any such ADSs shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or
(ii) any such ADSs are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of ING and have been the beneficial owner of the ADSs for at least one year (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder) and ING has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of ING and have been the beneficial owner of ADSs for at least two years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (v) ING shall have received a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to ING, to the effect that the stock transfer restrictions are not required.

     6. I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of ADSs, to the extent I felt necessary, with my counsel or counsel for Equitable.

                                   Sincerely,


                                   ______________________
                                   Name

Agreed and accepted this ___
day of ____________, 1997, by

ING Groep N.V.


By __________________
    Its_________________






























                                                  Exhibit B


                Members of the Executive Board

     Aad Jacobs (Chairman)
     Godfrey van der Lugt
     Jan Holsboer
     Cees Maas
     Alexander Rinnooy Kan


















































                                                   Exhibit C


                     Form of Tax Opinion




     [inside address]


          Re:  Agreement and Plan of Merger Among Parent, Merger
               Sub and the Company by and among Equitable of Iowa Companies, ING Groep N.V., and PFHI Holdings,
               Inc. dated as of the 7th day of July, 1997

     Gentlemen:

          We have acted as counsel to Equitable of Iowa Companies, an Iowa corporation ("Company"), in connection with the proposed merger (the "Merger") of the Company, with and into PFHI Holdings, Inc., a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of ING Groep N.V., a Netherlands corporation ("Parent"), pursuant to the terms of the Agreement and Plan of Merger dated as of July 7, 1997 by and among Parent, Merger Sub, and the Company (the "Merger Agreement"), each as described in the Registration Statement on Form F-4 to be filed by Parent with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

          In connection with this opinion, we have examined and are familiar with the original or copies, certified or otherwise identified to our satisfaction of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent and the Company.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal
     Revenue Service and such other authorities as we have considered relevant.

          Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code. As a tax-free reorganization, the Merger will have the following federal income tax consequences for Company shareholders, Company and Parent:

          1. No gain or loss will be recognized by holders of the common stock, of no par value, of the Company ("Company Common Stock") as a result of the exchange of such shares solely for American Depositary Shares representing bearer receipts representing Ordinary Shares (such American Depositary Receipts hereafter "Parent Common Stock") pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.
               Any cash received by a shareholder of the Company in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholders basis in Company Common Stock allocable to such fractional share interest.

          2. Company shareholders who receive both Parent Common Stock and cash in the Merger will recognize gain to the extent of the lesser of a) the amount of cash received, or b) the total fair market value of cash and Parent Common Stock received less the basis of Company Common Stock surrendered.

          3. The tax basis of the shares of Parent Common Stock received by each shareholder of Company will equal the tax basis of such shareholder's shares of Company Common Stock exchanged in the Merger, increased by any gain recognized and reduced by any cash received. The holding period for the shares of Parent Common Stock received by each shareholder of the Company will include the holding period for the shares of Company Common Stock of each shareholder exchanged in the Merger.

          4. Parent will not recognize gain or loss as a result of the Merger.

          5. The Company will not recognize gain or loss as a result of the Merger.

          6. Merger Sub will not recognize gain or loss as a result of the Merger.

          7.   The transfer by Company shareholders of Company
               Common Stock is not subject to Code Section
               367(a)(1) by reason of Treas. Reg. Section
               1.367(a)-3(c).

          Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                            Sincerely,

                            NYEMASTER, GOODE, MCLAUGHLIN,
                            VOIGTS, WEST, HANSELL & O'BRIEN, P.C.



                            By:
                               _________________________________
                                         Steven J. Roy








































                                             Exhibit D-1


                     Form of Opinion of
                     Sullivan & Cromwell



     1. Merger Sub has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

     2. Upon due issuance by the Depositary of ADRs evidencing ADSs against the deposit of Bearer Receipts in respect thereof in accordance with the provisions of the Deposit Agreement and due execution of such ADRs by one of the Depositary's authorized officers, such ADRs will be duly and validly issued and the person in whose name such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

     Such counsel may state that such opinion is limited to the Federal laws of the United Sates and the laws of the State of New York and that they have relied on the opinions of Dutch counsel as to all matters therein covered therein relating to Netherlands law.


































                                             Exhibit D-2


                     Form of Opinion of
                        Dutch Counsel



     1. Parent has been duly incorporated and is validly existing under the laws of the Netherlands as a legal entity in the form of a naamloze vennootschap (public company with limited liability.

     2. The Ordinary Shares underlying the Bearer Receipts (underlying the ADSs) have been duly and validly authorized and issued by Parent in accordance with the law of the Netherlands and the provisions of the Articles of Association applicable thereto and are fully paid-up and non-assessable.

     3. The Bearer Receipts (underlying the ADSs) have been duly and validly authorized and issued by the Trust in accordance with the law of the Netherlands and the provisions of the Conditions of Trust applicable thereto and are fully paid-up and non-assessable.

           In giving such opinion, such counsel may state that with respect to all matters of United States federal and New
     York law they have relied upon the opinion of United States counsel.